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Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick Worldwide
(212) 445-8368


                   Casual Male Retail Group Reports
        Third Quarter Total Comparable Sales Increase of 13.0%


CANTON, MA, November 2, 2006 -- Casual Male Retail Group, Inc.
(NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male XL and Rochester Big & Tall, today reported its sales results for the third quarter and the nine months of fiscal 2006.

Total sales for the 13 week period ended October 28, 2006 increased 14.0% to $106.9 million from $93.8 million for the prior year's comparable 13 week period ended October 29, 2005. Comparable sales for the third quarter of fiscal 2006 increased 13.0% when compared with the third quarter of fiscal 2005.

For the nine months ended October 28, 2006, total sales increased 10.2% to $321.5 million from $291.7 million for the nine months ended October 29, 2005. Comparable sales for the nine months of fiscal 2006 increased 9.7% when compared with the nine months of the prior year.

"This is our 12th consecutive quarter of comparable sales increases and this quarter's sales performance surpassed our highest expectations," said David Levin, President and CEO of Casual Male Retail Group, Inc. "The transformation to Casual Male XL was a primary driver in our sales results, as the trend continued with an increase in customer traffic, an acceleration of new customers and an increase in average unit
retails.   Once again, the sales results were achieved with less
promotional activity than a year ago, which will benefit our gross margins in the third quarter. After SG&A expenses including the previously announced expense increases in marketing for new customers, corporate rent and performance bonuses, earnings for the third quarter are within the Company's expectations."

The Company expects to release its third quarter fiscal 2006 earnings on November 16, 2006 and will hold a conference call and web cast at 11:00 AM ET at http://www.casualmale.com/investor.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 484 Casual Male XL stores, the Casual Male e-commerce site, Casual Male catalog business, 12 Casual Male at Sears-Canada stores, 25 Rochester Big & Tall stores and a direct-to-consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

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